RYDEX FUNDS PARTICIPATION AGREEMENT

      THIS AGREEMENT, dated as of July 17, 2006, between WT Mutual Fund (the "Company"), a Delaware statutory trust organized under the laws of the State of Delaware, on behalf of itself or its separate series listed on Schedule A, severally and not jointly (each an "Investing Fund"), and Rydex ETF Trust, a statutory trust organized under the laws of the State of Delaware on behalf of their separate series, severally and not jointly (each a "Rydex Fund" and collectively the "Rydex Funds").

      WHEREAS, the Company and the Rydex Funds each are registered with the U.S. Securities and Exchange Commission ("SEC") as open-end management investment companies under the Investment Company Act of 1940 (the "1940 Act");

      WHEREAS, section 12(d)(1)(A) and (B) of the 1940 Act limits the ability of an investment company to invest in shares of another investment company, and therefore limits the ability of an Investing Fund to invest in shares of a Rydex Fund;

      WHEREAS, Rydex ETF Trust, on behalf of each Rydex ETF, have obtained an order from the SEC dated January 4, 2006 (the "Rydex Order"), amending a prior Rydex Series Trust and Rydex Dynamic Trust order dated October 31, 2000, that permits registered investment companies to invest in the Rydex Funds in excess of the limits set forth in section 12(d)(1)(A) and (B) in accordance with the conditions of the Rydex Order and the representations in the application filed to obtain such Order (the "Rydex Application"); and

      WHEREAS, an Investing Fund may, from time to time, invest in shares of one or more Rydex Funds in excess of the limitations of section 12(d)(1)(A) and (B) in reliance on the Rydex Order;

      NOW THEREFORE, in consideration of the potential benefits to the Investing Funds and the Rydex Funds arising out of the Investing Funds' investment in Rydex Funds, the parties agree as follows.


      1.    REPRESENTATIONS AND OBLIGATIONS OF THE RYDEX FUNDS.

            (a) The Rydex Funds have provided to the Company a copy of the Rydex Order and the related SEC Notice of Application for such Order. The Rydex Funds will promptly provide the Company with (i) a copy of any amendments to the Rydex Order, and (ii) a copy of the Rydex Application upon request.

            (b) In connection with any investment by an Investing Fund in a Rydex Fund, the Rydex Fund agrees (i) to comply with the terms and conditions of the Rydex Order and this Agreement, and (ii) to promptly notify the Company if such Rydex Fund fails to comply with the terms and conditions of the Rydex Order or this Agreement.

      2.    REPRESENTATIONS AND OBLIGATIONS OF THE COMPANY.

            (a) Pursuant to Condition 8 of the Rydex Order, the Company represents that the board of trustees of the Company and each Investing Fund's advisor understand the terms and

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            conditions of the Rydex Order and that each agrees to fulfill its responsibilities under the Rydex Order.

            (b) Pursuant to Condition 8 of the Rydex Order, the Company will promptly notify the Rydex Funds in writing at the time of any investment by an Investing Fund in a Rydex Fund in excess of the 3% limit in Section 12(d)(1)(A)(i) and send the Rydex Fund a list of the names of the Company's affiliates (the Company also must notify the Rydex Fund of any changes to the list as soon as reasonably practicable).

            (c) To the extent the Investing Funds, in the aggregate, hold 25% or more of the total outstanding voting securities of a Rydex Fund, the Company agrees to vote the Investing Funds' shares in the same proportion as the vote of all other holders of shares of such Rydex Fund.

            (d) The Company: (i) acknowledges that it has received a copy of the Rydex Order and the related SEC Notice of Application for such Order; (ii) agrees to adhere to the terms and conditions of the Rydex Order and this Agreement and to participate in the proposed transactions in a manner that addresses the concerns underlying the Rydex Order; (iii) represents that investments in the Rydex Funds will be accomplished in compliance with its investment restrictions and will be consistent with the investment policies set forth in its registration statement; (iv) acknowledges that it may rely on the Rydex Order only to invest in Rydex Funds and not in any other investment company; and (v) agrees to promptly notify the Rydex Funds if it fails to comply with the Rydex Order or this Agreement.

      3.    INDEMNIFICATION.

            Each Investing Fund agrees to hold harmless and indemnify the Rydex Funds, including any principals, trustees, officers, employees and agents, against and from any and all losses, expenses or liabilities incurred by or claims or actions ("Claims") asserted against the Rydex Funds, including any principals, directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Investing Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Investing Fund of the terms and conditions of the Rydex Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

            The Rydex Funds agree to hold harmless and indemnify the Company, including any directors or trustees, officers, employees and agents, against and from any Claims asserted against the Company, including any directors or trustees, officers, employees and agents, to the extent such Claims result from (i) a violation or alleged violation by the Rydex Fund of any provision of this Agreement or (ii) a violation or alleged violation by the Rydex Fund of the terms and conditions of the Rydex Order, such indemnification to include any reasonable counsel fees and expenses incurred in connection with investigating and/or defending such Claims.

      4.    MATERIALS.

            To the extent the Company, on behalf of an Investing Fund, refers to one or more Rydex Funds in any prospectus, statement of additional information or otherwise, the Company


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            agrees to refer to the Rydex Fund as, for example, the "Rydex [Index
            Name] [ETF]."

      5.    NOTICES.

            All notices, including all information that either party is required to provide under the terms of this Agreement and the terms and conditions of the Rydex Order, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below (which address may be changed from time to time by written notice to the other party).

            If to the Company:

                          Company Name:  WT Mutual Fund
                          Address:     Wilmington Trust Company
                                       1100 North Market St., 9th Floor
                                       Wilmington, DE 19890

                          Attention:   John J. Kelley
                          Fax:         302-427-4828
                          Email:       jkelley@wilmingtontrust.com

            If to the Rydex Funds:

                          Rydex ETF Trust
                          c/o Rydex Investments
                          9601 Blackwell Road, Suite 500
                          Rockville, MD 20850
                          Attention:  Mike Scalzi
                          Fax:  301-296-5108
                          Email: MSCALZI@RYDEXFUNDS.COM

      6.    TERMINATION; GOVERNING LAW.

            (a) This Agreement will continue until terminated in writing by either party upon sixty (60) days' notice to the other party, provided, however, that the obligation of an Investing Fund in
            Section 2(d) above shall survive the termination of this Agreement. This Agreement may not be assigned by either party without the prior written consent of the other.

            (b) This Agreement will be governed by Delaware law without regard to choice of law principles.


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

      7.    COMPANY LIABILITY.

            The Rydex Funds acknowledge and agree that the obligations of the Company entered into in the name or on behalf thereof by any of the trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the trustees, officers, shareholders or representatives of the Company personally, but bind only the Company's property. The Rydex Funds further acknowledge and agree that all persons dealing with the Company must look solely to the property belonging to the Company for the enforcement of any claims against the Company. The Rydex Funds specifically acknowledges and agrees that any liability of the Company under this Agreement with respect to an Investing Fund, or in connection with the transactions contemplated herein with respect to an Investing Fund, shall be discharged only out of the assets of such Investing Fund and that no other series of a Company shall be liable with respect thereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


WT MUTUAL FUND, on behalf of each of the Funds listed on Schedule A, severally and not jointly

/s/ JOHN J. KELLEY
---------------------------------

Name:  John J. Kelley

Title: Chief Financial Officer and Treasurer


RYDEX ETF TRUST., on
behalf of each of its series

/s/ CARL G. VERBONCOEUR
---------------------------------

Name:  Carl G. Verboncoeur

Title: President


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

                                                                      SCHEDULE A

                                  LIST OF FUNDS

Wilmington Multi-Manager Large-Cap Fund
Wilmington Multi-Manager Mid-Cap Fund
Wilmington Multi-Manager Small-Cap Fund
Wilmington Multi-Manager International Fund
Wilmington Multi-Manager Real Asset Fund
Wilmington ETF Allocation Fund